AMENDMENT TO THE ADMINISTRATION AND ACCOUNTING SERVICES
AGREEMENT

This Amendment (the “Amendment”) is made as of December 1, 2016 by and between ACAP STRATEGIC FUND (the “Company”) and BNY MELLON INVESTMENT SERVICING (US) INC. (“BNYM”) (formerly known as PNC Global Investment Servicing (U.S.) Inc.).

BACKGROUND:

A.	The Company and BNYM entered into an Administration and Accounting Services Agreement as of December 1, 2009 (as amended or supplemented, the “Agreement”).

B.	The Company and BNYM desire to amend certain provisions of the Agreement.

TERMS:

The parties hereby agree as follows:

1.	All references to “PNC Global Investment Servicing (U.S.) Inc.” in the Agreement are replaced with “BNY Mellon Investment Servicing (US) Inc.” and all references to “PNC” in the Agreement are replaced with “BNYM”.

2.

Section 14 of the Agreement is hereby deleted in its entirety and replaced with the following:

“14. Description of Administration Services on a Continuous Basis. BNYM will perform the following administration services if required with respect to the Fund:

Fund Administration Services

(i)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(ii)	Assist in the preparation and filing of Federal and State tax returns;

(iii)	Upon the identification of any straddles by the Fund, BNYM will provide Straddle Reporting (via GainsKeeper), which includes linking of straddle positions and tracking of deferrals, for the modified short sale rule holding periods. The Straddle Report will be provided twice annually for fiscal year end and excise tax purposes;

(iv)	upon the identification of any wash sales by the Fund, providing Wash Sale Reporting (via GainsKeeper® ), which includes calculation of wash sale deferrals and basis adjustments, and tracking of reversals across periods. The Wash Sale Report will be provided four times annually for fiscal year end, excise and tax estimate purposes;

(v)	upon the identification of any dividends by a Fund, providing Dividend Reporting (via GainsKeeper® ), which includes calculation of qualified dividend income, dividends received deduction and short dividend expense, in consideration of their respective holding period requirements, and includes tracking reductions in holding periods. The Dividend Reports will be provided four times annually for fiscal year end, excise and tax estimate purposes;

(vi)	Arrange for the calculation of the issue and repurchase prices of Shares in accordance with the Fund’s offering or organizational documents, as applicable;

(vii)	Calculate the incentive fee, if applicable, in accordance with the Fund’s offering or organizational documents, as applicable;

(viii)	Coordinate annual audit with independent auditor;

(ix)	Copy the Investment Adviser on routine correspondence sent to shareholders;

(x)	Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code;

(xi)	Provide such financial information in the possession of BNYM for meetings of the Board, as reasonable requested and agreed to by BNYM;

(xii)	With respect to any SEC examinations, provide requested documents in the possession of BNYM that are on the SEC examination request list;

(xiii)	Provide financial reporting review services in connection with the preparation of Form N-Q and Form N-CSR and such other regulatory filings applicable to the Fund as may be specifically agreed upon in writing between the Fund and BNYM from time to time;

(xiv)	Perform such additional administrative duties relating to the administration of the Fund upon such terms and conditions and for such fees as may subsequently be specifically agreed upon in writing between the Fund and BNYM from time to time; and

(xv)	File or coordinate the filing of Form N-SAR with the SEC via EDGAR.

Regulatory Administration Services

(i)	Coordinate with the Fund’s counsel the preparation of and coordinate the filing of: annual Post-Effective Amendments to the Fund’s Registration Statement (if needed); Form N-Q; Form N-CSR and Form N-PX (provided that the Fund’s voting records are delivered to BNYM in the format required by BNYM and BNYM is not responsible for maintaining the Fund’s voting records);

(ii)	If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-CSR filing or Form N-Q filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, BNYM will provide (to such person or entity as agreed between the Fund and BNYM) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between the Fund and BNYM from time to time, BNYM shall be required to provide the sub-certification only during the terms of this Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement;

(iii)	Provide periodic updates regarding recent regulatory and industry developments;

(iv)	Maintain a regulatory calendar for the Fund listing various SEC filing deadlines;

(v)	Provide compliance policies and procedures related to certain services provided by BNYM and, if mutually agreed, certain BNYM affiliates, summary procedures thereof and a periodic certification letter; and

(vi)	Assist with and/or coordinate such other filings, notices and regulatory matters upon such terms and conditions and for such fees as may subsequently be agreed upon in writing between the Fund and BNYM.

All regulatory services are subject to the review and approval of Fund counsel.”

3.	Miscellaneous.

	(a)	Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

BNY MELLON INVESTMENT
SERVICING (US) INC.

By:	/s/ T. Morrissey
Name:	T. Morrissey
Title:	R.M.

ACAP STRATEGIC FUND
By:	/s/ Greg Jakubowsky
Name:	Greg Jakubowsky
Title:	President